Morgan Stanley Institutional Fund, Inc. - Advantage
Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: .Zoetis Inc.
Purchase/Trade Date: 1/31/2013
Offering Price of Shares: $26.00
Total Amount of Offering: 86,100,000 shares
Amount Purchased by Fund: 8,139 shares
Percentage of Offering Purchased by Fund: 0.009
Percentage of Fund's Total Assets: 1.56
Brokers:  JP Morgan, BofA Merrill Lynch, Morgan
Stanley, Barclays, Citigroup, Credit Suisse, Deutsche Bank
Securities, Goldman, Sachs & Co., Guggenheim Securities,
Jefferies, BNP Paribas, HSBC, Loop Capital Markets, RBC
Capital Markets, The Williams Capital Group, L.P., UBS
Investment Bank, Lebenthal Capital Markets, Piper Jaffrey,
Ramirez & Co., Inc.
Purchased from: Merrill Lynch
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.